Exhibit 10.1/A

CERTIFICATE OF DESIGNATIONS OF THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Of

SERIES A

CONVERTIBLE PREFERRED STOCK

for

FLIGHT SAFETY TECHNOLOGIES, INC.

FLIGHT SAFETY TECHNOLOGIES, INC., a Nevada corporation (the "Corporation"), pursuant to the provisions of Section 78.1955 of the General Corporation Law of the State of Nevada, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to Article Fourth of the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred stock consisting of 70,000 shares, par value $.001 per share, to be designated "Series A Convertible Preferred Stock" (the "Preferred Shares"); and

RESOLVED, that each of the Preferred Shares shall rank equally in all respects and shall be subject to the following terms and provisions:

1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the "Series A Convertible Preferred Stock", par value $.001 per share. The number of shares constituting such series shall be 70,000 shares.

2. Dividends.

(a) Dividend Rate. For so long as any Preferred Shares are outstanding, the Corporation shall pay, at its discretion either: (i) a dividend payable in cash at a per annum rate of 8% of the Original Purchase Price (as defined below) per share; or (ii) a dividend payable in additional shares of Preferred Shares at a per annum rate of 10% of the Original Purchase Price per share; provided, however, that if the VWAP (as such term is defined below) for the common stock, par value $.001 of the Corporation ("Common Stock") exceeds Fourteen Cents ($0.14) per share with respect to any fiscal quarter, no dividends shall be due with respect to such fiscal quarter. Dividends shall be calculated on the basis of a 30-day month and a 360-day year. For purposes of calculating the number of Preferred Shares to be issued as a dividend under Section 2(a)(ii) hereof, the Preferred Shares to be issued shall be valued at a price per share equal to the Original Purchase Price. For purposes of this Certificate, the following terms shall have the meanings indicated:

"VWAP" means the quarterly volume-weighted average sale price per share of Common Stock on the principal market for any particular fiscal quarter as reported, as such figure may be adjusted for stock splits and combinations of the Common Stock.

(b) Dividend Payment Dates. The dividend payment dates for the Preferred Shares are the first days of March, June, September, and December commencing March 1, 2009; provided that if any such payment date is not a Business Day (as defined below) then such dividend shall be payable on the next Business Day. The initial dividend period for any Preferred Shares shall commence on the day when such shares are issued. The term "Business Day" means a day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or required to remain closed.

(c) Consent. For so long as any Preferred Shares are outstanding, the Corporation shall not pay any dividends on any shares of Common Stock (except for dividends payable in Common Stock) or any shares of any other capital stock, or repurchase any shares of Common Stock (other than the repurchase of shares of Common Stock issued pursuant to employment or consulting agreements with the Corporation, which are repurchased upon termination of employment or services for consideration no greater than the original issue price) or capital stock, without having received written consent of a majority of the votes attributable to the outstanding Preferred Shares (the "Required Holders"), voting separately from the holders of Common Stock.

3. Liquidation Events.

(a) Liquidation Preference. Upon (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or (ii) unless otherwise agreed by the holders of the Preferred Shares, (A) a merger or consolidation of the Corporation with or into another entity (except for a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the outstanding voting power of such surviving Corporation), (B) the sale or transfer of all or substantially all of the assets of the Corporation (for this purpose "substantially all" shall mean properties or assets with a fair market value equal to 60% or more of the fair market value of the Corporation's total properties or assets as of the end of the most recent fiscal quarter and "sale" shall not include a bona fide pledge of assets), (C) any issuance of shares of capital stock by the Corporation in one or more related transactions except for (x) an issuance of shares of capital stock in which the holders of capital stock of the Corporation immediately prior to such issuance of stock continue to hold at least 50% of the outstanding voting power of the Corporation after such issuance of shares of capital stock or (y) the issuance of Preferred Shares on the Original Issue Date (as such term is defined below), or (D) the repurchase by the Corporation of shares of capital stock of the Corporation (other than the Preferred Shares in accordance with the terms hereof) such that the holders of capital stock of the Corporation immediately prior to such repurchase do not hold at least 50% of the outstanding voting power of the Corporation after such repurchase (each of the transactions or events described in Sections (i) and (ii) (A) - (D) of this Section 3(a) is referred to as a "Liquidation Event" herein), each holder of outstanding Preferred Shares shall be entitled to be paid out of the consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation, for example) or of the consideration payable to the Corporation (net of obligations owed by the Corporation) together with all other available assets of the Corporation (in the case of an asset sale, for example), as the case may be, whether such assets are capital, surplus or capital earnings, prior and in preference to any payments being paid to holders of Common Stock of the Corporation or other shares ranking junior to the Preferred Shares, an amount in cash equal to $100.00 per share (the "Original Purchase Price") plus any declared or accrued but unpaid dividends thereon (collectively with the Original Purchase Price per share, the "Preferred Share Liquidation Preference"); provided that if, upon any Liquidation Event, the Preferred Share Liquidation Preference as provided in this Section 3(a) is not paid in full, the holders of the Preferred Shares shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. For the avoidance of doubt, a sale of shares of capital stock of the Corporation by anyone other than the Corporation (for example a sale of shares of capital stock on the open market) shall not result in a Liquidation Event, notwithstanding a change of control of the Corporation, so long as such transaction does not otherwise fall under the provisions of (A) - (D) of this Section 3(a).

(b) Participation. After payment in the full of the Preferred Share Liquidation Preference, the holders of outstanding Preferred Shares and Common Stock shall share in any consideration payable to the stockholders of the Corporation (in the case of a stock repurchase, for example) or of the consideration payable to the Corporation (net of obligations owed by the Corporation) together with all other available assets of the Corporation (in the case of an asset sale, for example) pro rata (as if the Preferred Shares had been converted into Common Stock as of the date immediately prior to the date fixed for determination of stockholders entitled to receive such distribution). Notwithstanding the foregoing, if the amount which would be receivable if the Preferred Shares had been converted into Common Stock immediately prior to the Liquidation Event is greater than the amount which would be paid under the foregoing provisions of Section 3(a) and this Section 3(b), then the holders of the Preferred Shares shall be entitled to receive such greater amount.

(c) Surrender of Certificates. On the effective date of any Liquidation Event, the Corporation shall pay all consideration to which the holders of Preferred Shares shall be entitled under this Section 3. Upon receipt of such payment, each holder of Preferred Shares shall surrender the certificate or certificates representing such shares, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Corporation, or shall notify the Corporation or any transfer agent that such certificates have been lost, stolen or destroyed, whereupon each surrendered certificate shall be canceled and retired.

(d) Notice. Prior to the occurrence of any Liquidation Event, the Corporation will furnish each holder of Preferred Shares notice to each holder at its address shown on the records of the Corporation, together with a certificate prepared by the chief financial officer of the Corporation describing in reasonable detail the facts of such Liquidation Event, stating in reasonable detail the amount(s) per share of Preferred Shares each holder of Preferred Shares would receive pursuant to the provisions of Sections 3(a) and 3(b) hereof and stating in reasonable detail the facts upon which such amount was determined and describing (if applicable) in reasonable detail all material terms of such Liquidation Event, to the extent known by the Corporation, including without limitation the consideration to be delivered in connection with such Liquidation Event, the valuation of the Corporation at the time of such Liquidation Event and the identities of the parties to the Liquidation Event.

4. Conversion. The holders of the Preferred Shares shall have optional conversion rights as follows (the "Conversion Rights"):

(a) Right to Convert. Each share of Preferred Shares shall be convertible, in whole or in part, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Original Purchase Price by (ii) the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" for the Preferred Shares shall initially be Seven Cents ($0.07); provided, however, that such conversion shall be mandatory in the event the Required Holders vote to convert all of the Preferred Shares. Such Conversion Price, and the rate at which shares of Preferred Shares may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 4(d) below.

(b) Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(i) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued or deemed to be issued by the Corporation after the date upon which a share of the Preferred Shares was first issued (the "Original Issue Date"), other than:

(A) shares of Common Stock issued or issuable by reason of a dividend or other distribution on (x) the Preferred Shares pursuant to Section 2(a) above or (y) shares of Common Stock that is covered by Section 4(f) or Section 4(g) below;

(B) shares of Common Stock issued or issuable upon conversion of shares of Preferred Shares;

(C) shares of Common Stock actually issued (as opposed to deemed issued under Section 4(d)(iii)) upon exercise of any Option or Convertible Security outstanding on the Original Issue Date;

(D) shares of Common Stock issued or issuable to employees, directors or consultants pursuant to equity incentive plans approved by the board of directors of the Corporation and adopted by the shareholders of the Corporation; or

(E) shares of Common Stock designated as exempt from the definition of Additional Shares of Common Stock by the Required Holders.

(ii) "Appraisal Procedure" shall be the procedure to determine fair market value of any security or other property (in either case, the "valuation amount"). If the Required Holders and the Board of Directors are not able to agree on the valuation amount within a reasonable period of time (not to exceed 20 days), the valuation amount shall be determined by an investment banking firm, which firm shall be unaffiliated with the Corporation and shall be reasonably acceptable to the Board of Directors and the Required Holders. If the Board of Directors and the Required Holders are unable to agree upon an acceptable investment banking firm within 10 days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York, New York selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within 10 days of his appointment) from a list, jointly prepared by the Required Holders and the Board of Directors, of not more than four investment banking firms in the United States, of which no more than two may be named by the Board of Directors and no more than two may be named by the Required Holders. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of four. The Board of Directors and the Required Holders shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall as soon as practicable thereafter make its own determination of the valuation amount. The final valuation amount for purposes hereof shall be the average of the two valuation amounts closest together, as determined by the investment banking firm, from among the valuation amounts submitted by the Corporation and the Required Holders and the valuation amount calculated by the investment banking firm. The determination of the final valuation amount by such investment banking firm shall be final and binding upon the parties. The Corporation shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the valuation amount. If required by any such investment banking firm or arbitrator, the Corporation shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Corporation in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and affiliates. If the valuation amount is for Common Stock of the Corporation, the valuation amount shall not include a discount for minority ownership or illiquidity or a control premium.

(iii) "As-Converted Basis" shall mean, for the purpose of determining the number of shares of Common Stock outstanding, a basis of calculation which takes into account (A) the number of shares of Common Stock actually issued and outstanding at the time of such determination, and (B) the number of shares of Common Stock that is then issuable upon the conversion of all outstanding Convertible Securities (as defined below), including without limitation, the Preferred Shares.

(iv) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(v) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(c) Mechanics of Conversion.

(i) In order for a holder of Preferred Shares to convert shares of Preferred Shares into shares of Common Stock, such holder shall provide, at the office of the transfer agent for the Preferred Shares (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), written notice that such holder elects to convert all or any number of the shares of the Preferred Shares represented by the certificate or certificates held by such holder. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued; provided, that in the case the nominee is different than such holder, the holder shall also provide such additional documentation as the Corporation shall reasonably request to establish that such transfer is in compliance with the Securities Act of 1933, as amended. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, but in any event within 3 business days after the later of (A) the Conversion Date or (B) in the event the holder has requested that the shares be issued in the name of a nominee different than such holder, the date on which the holder provides such additional documentation as the Corporation shall reasonably request to establish that such transfer is in compliance with the Securities Act of 1933, as amended, issue and deliver at such office to such holder of Preferred Shares, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. On the Conversion Date, each holder of record of shares of Preferred Shares to be surrendered for conversion shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Preferred Shares, notwithstanding that the certificates representing such shares of Preferred Shares shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of such Preferred Shares, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(ii) At all times when any Preferred Shares are outstanding, the Corporation shall reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Shares, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. The Corporation promptly will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite stockholder approval. Before taking any action which would cause an adjustment reducing any Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the applicable Preferred Shares, the Corporation will take any corporate action which may be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii) All shares of Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Preferred Shares so converted shall be retired and cancelled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Shares accordingly.

(iv) The Corporation shall pay any and all issue, transfer, stamp and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Shares pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Shares so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) No Adjustment of Conversion Price. No adjustment in the Conversion Price of the Preferred Shares shall be made unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issuance or deemed issuance of such Additional Shares.

(ii) Full Ratchet; Weighted Average.

(A) Full Ratchet. If the Corporation at any time or from time to time prior to the one (1) year anniversary of the Original Issue Date shall issue any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii) below but excluding shares issued as stock split or combination as provided in Section 4(f) below, issued upon a dividend or distribution as provided in Section 4(g) below or deemed to be issued upon a dividend of Preferred Shares as provided in Section 2(a) above) without consideration or for consideration per share lower than the Conversion Price in effect on the date of and immediately prior to such issue, the Conversion Price for the Preferred Shares shall be lowered to equal such consideration per share. For purposes of this Section 4(d)(ii), any Additional Shares of Common Stock issued for no consideration shall be deemed to be issued for a consideration per share of $.001, subject to adjustments for Common Stock splits, dividends, and combinations.

(B) Weighted Average. If the Corporation at any time or from time to time on or after the one (1) year anniversary of the Original Issue Date shall issue any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii) below but excluding shares issued as stock split or combination as provided in Section 4(f) below, issued upon a dividend or distribution as provided in Section 4(g) below or deemed to be issued upon a dividend of Preferred Shares as provided in Section 2(a) above) without consideration or for consideration per share lower than the Conversion Price in effect on the date of and immediately prior to such issue, then in such event the Conversion Price for the Preferred Shares shall be lowered to an amount determined by multiplying the Conversion Price in effect immediately prior to such issue by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue (on an As-Converted Basis) plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Company for such Additional Shares of Common Stock would purchase at such Conversion Price, and (y) the denominator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue (on an As-Converted Basis) plus (2) the number of such Additional Shares of Common Stock so issued and/or deemed to be issued. For purposes of this Section 4(d)(ii), any Additional Shares of Common Stock issued for no consideration shall be deemed to be issued for a consideration per share of $.001, subject to adjustments for Common Stock splits, dividends, and combinations.

(iii) Issue of Securities, Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon (1) the exercise or conversion of any Options or Convertible Securities outstanding as of the date hereof; (2) the exercise of any Options by employees, directors, or consultants pursuant to equity incentive plans approved by the board of directors of the Corporation and adopted by the shareholders of the Corporation; or (3) the conversion of the Preferred Shares;

(B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

(E) No readjustment pursuant to clause (B), (C) or (D) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (1) the Conversion Price on the original adjustment date, or (2) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

In the event the Corporation, after the Original Issue Date, amends any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Original Issue Date or were issued after the Original Issue Date) to increase the number of shares issuable thereunder or decrease the consideration to be paid upon exercise or conversion thereof, then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Original Issue Date and the provisions of this Section 4(d)(iii) shall apply.

(e) Determination of Consideration. For purposes of this Section 4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(i) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, or if requested by the Required Holders, by agreement of the Board of Directors and the Required Holders, and if the Board of Directors and the Required Holders do not agree on such fair market value, in accordance with the procedures set forth in the definition of Appraisal Procedure; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(ii) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing:

(A) the total amount, if any, received by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a potential subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a potential subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, each Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, each Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable solely in additional shares of Common Stock, then and in each such event each Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter each Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(h) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Preferred Shares shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Shares might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(i) Adjustment for Merger or Reorganization, Etc. In case of any consolidation or merger of the Corporation with or into another company or the sale of all or substantially all of the assets of the Corporation to another company, each share of Preferred Shares, if any, remaining outstanding after such consolidation, merger or sale shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Shares would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Preferred Shares, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly equivalent a manner as may be practicable as before the consolidation or merger. If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate reduction in each Conversion Price so as to protect the rights of the holders of the Preferred Shares.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Preferred Shares.

(k) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of a share of Common Stock, as mutually agreed by the Board of Directors of the Corporation and the Required Holders; provided, however, that if such mutual agreement cannot be reached, such fair market value shall be determined by following the Appraisal Procedures. The determination of fractional shares shall be based on the aggregate number of shares of Preferred Shares surrendered for conversion by any holder of Preferred Shares and not on the individual shares of Preferred Shares held by such holder.

(l) Notice of Record Date. In the event:

(i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

(ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

(iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another company, or of the sale of all or substantially all of the assets of the Corporation; or

(iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Shares, and shall cause to be mailed to the holders of the Preferred Shares at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the date specified in (1) below or 20 days before the date specified in (2) below, a notice stating

(1) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(2) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

5. Voting Rights.

(a) Voting with Common. Except as provided in Section 5(b) and Section 5(c) below or as otherwise expressly set forth herein, the holders of Preferred Shares shall vote together with the Common Stock on all matters as a single class, with each Preferred Share entitled to cast the number of votes equal to the number of Common Stock into which it may be converted (as adjusted from time to time pursuant to Section 4 hereof) as of the record date.

(b) Common Voting First on Certain Matters. In addition to all other requirements imposed by Nevada law, and all other voting rights granted under the Corporation's Articles of Incorporation, as supplemented by this Certificate, the Corporation shall not undertake (i) any transaction giving rise to a Liquidation Event or (ii) any redemption of Preferred Shares, without the prior approval of the Common Stock voting as a single class. If such transaction referred in clause (i) or (ii) hereof is first approved by the requisite number of holders of Common Stock, such matter shall then be put to the vote of the holders Preferred Shares and Common Stock, voting together as a single class, with each Preferred Share entitled to cast the number of votes equal to the number of Common Stock into which it may be converted (as adjusted from time to time pursuant to Section 4 hereof) as of the record date. For purposes of such joint vote, (A) any shares of Common Stock voted in favor of the transaction when voting as a single class shall be considered to have voted in favor of the transaction when voting together with the Preferred Shares, (B) any shares of Common Stock voted against the transaction when voting as a single class shall be considered to have voted against the transaction when voting together with the Preferred Shares and (C) any shares of Common Stock not voted on the transaction when voting as a single class shall be considered to have not voted on the transaction when voting together with the Preferred Shares.

(c) Voting as Separate Class. In addition to all other requirements imposed by Nevada law, and all other voting rights granted under the Corporation's Articles of Incorporation, as supplemented by this Certificate, the Corporation shall not, and shall not permit any company or trust of which the Corporation directly or indirectly owns at the time 50% or more of the outstanding shares that represent either 50% of the voting power, 50% of the economic power, or control of the board of directors of such company or trust, other than directors' qualifying shares (a "Subsidiary") to, without the prior written consent of Required Holders voting together as a single class:

(i) amend, modify or repeal this Certificate of Designations (whether by reclassification, merger, consolidation, reorganization or otherwise);

(ii) enter into any reclassification, merger, consolidation or reorganization;

(iii) increase or decrease (whether by amendment to the Articles of Incorporation or by reclassification, merger, consolidation, reorganization or otherwise) the number of authorized Preferred Shares;

(iv) authorize or issue (by amendment to the Articles of Incorporation or by reclassification, merger, consolidation, reorganization or otherwise) any class or series of capital stock or securities convertible into capital stock with equal or superior rights to those of the Preferred Shares;

(v) whether by amendment to the Articles of Incorporation or by reclassification, merger, consolidation, reorganization or otherwise, (i) alter, amend or waive any rights, preferences or privileges of the Preferred Shares or (ii) otherwise alter, amend or waive any provisions of the Corporation's Articles of Incorporation or by-laws in a manner adverse to the holders of the Preferred Shares;

(vi) authorize, declare or pay any dividend (other than dividends payable solely in Common Stock) on any share of the capital stock of the Corporation or any Subsidiary, with the exception of the dividends on the Preferred Shares set forth in Section 2 hereof; or

(vii) redeem, purchase or otherwise acquire for value any share or shares of the capital stock of the Corporation or any Subsidiary.

6. Notices. The Corporation shall distribute to the holders of Preferred Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

7. Replacement Certificates. The certificate(s) representing the Preferred Shares held by any holder of Preferred Shares may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

8. Attorneys' Fees. In connection with enforcement by a holder of Preferred Shares of any obligation of the Corporation hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys' fees and expenses incurred.

9. No Reissuance. No Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

10. Severability of Provisions. If any right, preference or limitation of the Preferred Shares set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is found to be invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation, shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

11. Specific Performance. The Corporation acknowledges and agrees that irreparable damage would occur in the event that the Corporation failed to perform any of the provisions of this Certificate in accordance with its specific terms. It is accordingly agreed that each holder of Preferred Shares shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Certificate and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such holder may be entitled by law or equity.

Signed on December ___, 2008

FLIGHT SAFETY TECHNOLOGIES, INC. By:
Name: Title: